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                                  EXHIBIT 11

                NATIONAL VISION ASSOCIATES, LTD. AND SUBSIDIARIES

                STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS


                                                              Year Ended              Year Ended             Year Ended
                                                              December 31,            December 30,           December 28,
                                                                  1994                    1995                   1996
                                                              ------------            ------------           ------------

NET INCOME (LOSS)                                             $   351,000            $(1,520,000)            $ 3,480,000
                                                              ===========            ===========             ===========

WEIGHTED AVERAGE COMMON
 SHARES OUTSTANDING                                            20,422,808             20,537,799              20,618,349

 Common stock equivalents using the
  treasury stock method                                           242,449                -0-    (a)               88,280
                                                              -----------            -----------             -----------
AVERAGE COMMON SHARES
 OUTSTANDING, as adjusted                                      20,665,257             20,537,799              20,706,629
                                                              ===========             ==========             ===========

NET INCOME (LOSS) PER
 COMMON SHARE                                                 $      0.02             $    (0.07)            $      0.17
                                                              ===========             ==========             ===========

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(a)    Common stock equivalents are excluded from the calculation of weighted average shares outstanding during 1995 as the effect would be anti-dilutive.